Exhibit 99.1

3D Pioneer Systems Inc appoints Mr. Patrick St-Pierre as President, CEO and CFO.

Melbourne, Australia, May 12, 2021 (GLOBE NEWSWIRE) — 3D Pioneer Systems INC (OTC PINK: DPSM), a digital asset and cybersecurity company today announces the appointment of Mr. Patrick St-Pierre as President, CEO and CFO replacing Mr.Shilow Shaffier who resigned as a President, CEO & CFO of 3D Pioneer Systems Inc. The Company thanks Mr. Shaffier for his work.

“We welcome our new President, CEO and CFO. We look forward to capitalizing on his extensive expertise in technology and business development in North America and internationally. We remain committed to engaging with all shareholders as we continue to pursue value-enhancing opportunities in Cybersecurity industry for DPSM said Agim Metalla, Director and Secretary of 3D Pioneer Systems Inc.

Patrick St-Pierre – President, CEO and CFO

Patrick St-Pierre holds a Master of Business Administration from University of Northern British Columbia. Patrick’s extensive experience includes acting CEO and Board Director at Selling Streams, a tech company based in Vancouver who produced a Salesforce CRM. During his time at Selling Streams, Patrick was a major influence in the company’s growth and developing a product of significant value to potential and current shareholders. Patrick’s earlier experience includes working as a Business Analyst with First Global Energy, a global company based in Dubai that markets solar photovoltaic products and systems to residential, commercial, and industrial consumers. At First Global Energy, Patrick offered strategic advice while assisting the CEO in day-to-day operations.

He is now spearheading major strategic shifts with a focus on innovation for business and integrating the organization so that it supports a truly global company. Patrick is able to shift what only begins as vision into major projects through sound strategy development.

About 3D Pioneer Systems Inc- DPSM

3D Pioneer Systems, Inc., – DPSM is digital asset and cybersecurity company incorporated in Nevada on April 2, 2008, under the name Mobile Gaming International Corp. On October 13, 2014, the Company changed its name to 3D Pioneer Systems, Inc.

Following a change of control in 2020, the company has made significant investments to become fully reporting company, rebranding and changing its business focus. DPSM`s purpose is “to protect digital assets of everyone.” DPSM is process of designing and launching a number of products and services to become one stop digital asset and cybersecurity global company.

Please visit www.dpsm.io for more information

SAFE HARBOR

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Investor Relations

hello@DPSM.io Source: 3D Pioneer Systems Inc	© 2021 GlobeNewswire, Inc.